Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications &
	(914) 722-4704		Community Relations
(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CAREMARK REPORTS THIRD QUARTER FINANCIAL RESULTS

Third Quarter Year-Over-Year Highlights:

•	Adjusted EPS from continuing operations of $0.65

•	GAAP diluted EPS from continuing operations of $0.60

•	Same store sales increased 2.5%

•	Generic dispensing rate increased 370 basis points to 72.0% in the Pharmacy Services segment and 340 basis points to 73.5% in the Retail Pharmacy segment

•	Mail choice penetration rate increased 250 basis points to 26.3%

Year-to-date Highlights:

•	Generated free cash flow of $1.7 billion

•	Generated cash flow from operations of $3.0 billion

Full-year Adjusted EPS Guidance Range Narrowed to $2.68- $2.70, reflecting solid year-to-date performance and the inclusion of costs related to the PBM streamlining initiative; Full-year GAAP EPS Guidance Range Narrowed to $2.49 - $2.51.

WOONSOCKET, RHODE ISLAND, November 3, 2010 - CVS Caremark Corporation (NYSE: CVS), today announced revenues, operating profit, and net income for the three and nine months ended September 30, 2010.

Revenues

Net revenues for the three months ended September 30, 2010, decreased $767 million, or 3.1%, to $23.9 billion, down from $24.6 billion in the prior year period.

Pharmacy Services segment revenues for the three months ended September 30, 2010, decreased 8.5%, to $11.9 billion, as compared to the prior year period. Adjusting the growth rate for the impact of new generics, net revenues would have decreased 1.6% in the Pharmacy Services segment. The decrease in net revenues was primarily due to the previously announced termination of a few large client contracts effective January 1, 2010 and the decrease of covered lives under our Medicare Part D program resulting from the 2010 Medicare Part D competitive bidding process. This was partially offset by new client starts effective January 1, 2010.

Retail Pharmacy segment revenues for the three months ended September 30, 2010, increased 4.1%, to $14.2 billion and total same store sales increased 2.5% over the prior year period. Pharmacy same store sales increased 3.0% and reflect a positive impact from Maintenance Choice™ of approximately 240 basis points on a net basis (i.e., a positive impact of approximately 310 basis points on a gross basis, net of approximately 70 basis points from the conversion of 30-day prescriptions at retail to 90-day prescriptions under the Maintenance Choice program). Pharmacy same store sales were negatively impacted by approximately 280 basis points due to recent generic introductions. Front store same store sales increased 1.4% in the three months ended September 30, 2010.

The generic dispensing rate increased approximately 370 basis points to 72.0% in our Pharmacy Services segment and 340 basis points to 73.5% in our Retail Pharmacy segment, compared to the three months ended September 30, 2009.

Income from continuing operations attributable to CVS Caremark

Income from continuing operations attributable to CVS Caremark for the three months ended September 30, 2010 decreased $203 million, or 19.8%, to $820 million, compared to $1.0 billion in the prior year period. During the three months ended September 30, 2009, the Company recorded approximately $156 million ($0.11 per diluted share) of previously unrecognized tax benefits, which were related to the expiration of various statutes of limitation and settlements with tax authorities. Excluding the impact of the recognition of these tax benefits in the three months ended September 30, 2009, income from continuing operations attributable to CVS Caremark would have decreased $47 million, or 5.4%.

Adjusted earnings per share from continuing operations attributable to CVS Caremark, which excludes $108 million of intangible asset amortization related to acquisition activity, for the three months ended September 30, 2010, were $0.65, compared to $0.76 (including the $0.11 per diluted share income tax benefit) in the prior year period. GAAP earnings per diluted share from continuing operations attributable to CVS Caremark for the three months ended September 30, 2010 were $0.60, compared to $0.71 (including the $0.11 per diluted share income tax benefit) in the prior year period.

Income from continuing operations attributable to CVS Caremark for the nine months ended September 30, 2010 decreased $241 million, or 9.1%, to $2.4 billion, compared to $2.7 billion in the prior year period. Excluding the impact of the $156 million tax benefit, income from continuing operations attributable to CVS Caremark would have decreased $85 million, or 3.4%.

Adjusted earnings per share from continuing operations attributable to CVS Caremark, which excludes $319 million of intangible asset amortization related to acquisition activity, for the nine months ended September 30, 2010, were $1.89, compared to $1.96 (including the $0.11 per diluted share income tax benefit) in the prior year period. GAAP earnings per diluted share from continuing operations attributable to CVS Caremark for the nine months ended September 30, 2010 were $1.75, compared to $1.82 (including the $0.11 per diluted share income tax benefit) in the prior year period.

Tom Ryan, Chairman and Chief Executive Officer, said, “I am pleased with our third quarter results, which were at the higher end of our expectations. Our retail business delivered industry-leading same store sales growth while solid gross margins and expense control led to significantly improved operating margins. Our PBM offerings continued to gain traction with clients as evidenced by the year-to-date results of the 2011 selling season. We have begun to make important investments in the PBM streamlining initiative, which will lead to improved results and higher returns in the coming years.”

2010 Guidance Range Narrowed

David Denton, Executive Vice President and Chief Financial Officer, stated “In light of our solid performance year to date and expectations for the remainder of the year that include some one-time costs relating to the PBM streamlining initiative, we are narrowing our guidance for adjusted earnings per share for 2010 to a range of $2.68 to $2.70 from a range of $2.68 to $2.73.” Mr. Denton continued, “In addition, we are reiterating our guidance for free cash flow this year of approximately $2.5 billion. We expect to generate significantly more free cash on an annual basis for the next five years, and we intend to exercise disciplined capital allocation practices to achieve the highest possible return for our shareholders.”

Real estate program

During the three months ended September 30, 2010, the Company opened 49 new retail drugstores, and closed six retail drugstores, one specialty pharmacy store and one mail order pharmacy. In addition, the Company relocated 18 retail drugstores. As of September 30, 2010, the Company operated 7,152 retail drugstores, 44 specialty pharmacy stores, 18 specialty mail order pharmacies and five mail order pharmacies in 44 states, the District of Columbia and Puerto Rico.

Teleconference and webcast

The Company will be holding a conference call today for the investment community at 8:30 am (ET) to discuss its quarterly results. An audio webcast of the conference call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Caremark website at http://info.cvscaremark.com. This webcast will be archived and available on the website for a one-month period following the conference call.

About the Company

CVS Caremark is the largest pharmacy health care provider in the United States. Through our integrated offerings across the entire spectrum of pharmacy care, we are uniquely positioned to provide greater access to engage plan members in behaviors that improve their health, and to lower overall health care costs for health plans, plan sponsors and their members. CVS Caremark is a market leader in mail order pharmacy, retail pharmacy, specialty pharmacy, and retail clinics, and is a leading provider of Medicare Part D Prescription Drug Plans. As one of the country’s largest pharmacy benefits managers (PBMs), we provide access to a network of more than 65,000 pharmacies, including our more than 7,100 CVS/pharmacy® stores that provide unparalleled service and capabilities. Our clinical expertise includes one of the industry’s most comprehensive disease management programs. General information about CVS Caremark is available through the Company’s website at http://info.cvscaremark.com.

Forward-looking statements

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2009 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.

– Tables Follow –

CVS CAREMARK CORPORATION

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except per share amounts	2010	2009	2010	2009

Net revenues	$23,875	$24,642	$71,641	$72,907
Cost of revenues	18,851	19,630	56,851	58,095

Gross profit	5,024	5,012	14,790	14,812
Operating expenses	3,540	3,446	10,396	10,269

Operating profit	1,484	1,566	4,394	4,543
Interest expense, net	137	123	399	393

Income before income tax provision	1,347	1,443	3,995	4,150
Income tax provision	528	420	1,582	1,494

Income from continuing operations	819	1,023	2,413	2,656
Loss from discontinued operations, net of tax	(11)	(2)	(14)	(10)

Net income	808	1,021	2,399	2,646
Net loss attributable to noncontrolling interest(1)	1	—	2	—

Net income attributable to CVS Caremark	$809	$1,021	$2,401	$2,646

Income from continuing operations attributable to CVS Caremark:
Income from continuing operations	$819	$1,023	$2,413	$2,656
Plus net loss attributable to noncontrolling interest	1	—	2	—

Income from continuing operations attributable to CVS Caremark	$820	$1,023	$2,415	$2,656

Basic earnings per common share:
Income from continuing operations attributable to CVS Caremark	$0.60	$0.72	$1.76	$1.84
Loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)

Net income attributable to CVS Caremark	$0.59	$0.71	$1.75	$1.83

Weighted average basic common shares outstanding	1,360	1,429	1,368	1,445

Diluted earnings per common share:
Income from continuing operations attributable to CVS Caremark	$0.60	$0.71	$1.75	$1.82
Loss from discontinued operations	(0.01)	—	(0.01)	(0.01)

Net income attributable to CVS Caremark	$0.59	$0.71	$1.74	$1.81

Weighted average diluted common shares outstanding	1,368	1,445	1,378	1,462

Dividends declared per common share	$0.08750	$0.07625	$0.26250	$0.22875

(1)	Represents the minority shareholders’ portion of the net loss from our majority owned subsidiary Generation Health, Inc.

CVS CAREMARK CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

In millions, except per share amounts	September 30, 2010	December 31, 2009
Assets:
Cash and cash equivalents	$979	$1,086
Short-term investments	4	5
Accounts receivable, net	5,111	5,457
Inventories	10,585	10,343
Deferred income taxes	479	506
Other current assets	181	140

Total current assets	17,339	17,537
Property and equipment, net	8,356	7,923
Goodwill	25,673	25,680
Intangible assets, net	9,876	10,127
Other assets	469	374

Total assets	$61,713	$61,641

Liabilities:
Accounts payable	$4,162	$3,560
Claims and discounts payable	2,360	3,075
Accrued expenses	2,664	3,246
Short-term debt	1,384	315
Current portion of long-term debt	1,104	2,104

Total current liabilities	11,674	12,300
Long-term debt	8,653	8,756
Deferred income taxes	3,653	3,678
Other long-term liabilities	1,061	1,102
Commitments and contingencies
Redeemable noncontrolling interest	35	37

Shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,619 shares issued and 1,358 shares outstanding at September 30, 2010 and 1,612 shares issued and 1,391 shares outstanding at December 31, 2009	16	16
Treasury stock, at cost: 259 shares at September 30, 2010 and 219 shares at December 31, 2009	(9,029)	(7,610)
Shares held in trust: 2 shares at September 30, 2010 and December 31, 2009	(56)	(56)
Capital surplus	27,443	27,198
Retained earnings	18,396	16,355
Accumulated other comprehensive loss	(133)	(135)

Total shareholders’ equity	36,637	35,768

Total liabilities and shareholders’ equity	$61,713	$61,641

CVS CAREMARK CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
In millions	2010	2009
Cash flows from operating activities:
Cash receipts from revenues	$68,524	$68,788
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(52,953)	(54,553)
Cash paid to other suppliers and employees	(10,346)	(9,810)
Interest received	3	4
Interest paid	(439)	(410)
Income taxes paid	(1,785)	(1,789)

Net cash provided by operating activities	3,004	2,230

Cash flows from investing activities:
Additions to property and equipment	(1,379)	(1,752)
Proceeds from sale-leaseback transactions	124	748
Proceeds from sale or disposal of assets	24	7
Acquisitions (net of cash acquired) and investments	(158)	(43)
Purchase of short-term investments	—	(5)
Maturity of short-term investments	1	—

Net cash used in investing activities	(1,388)	(1,045)

Cash flows from financing activities:
Increase (decrease) in short-term debt	1,069	(1,944)
Proceeds from issuance of long-term debt	991	2,800
Repayments of long-term debt	(2,102)	(652)
Dividends paid	(360)	(331)
Derivative settlements	(5)	(3)
Proceeds from exercise of stock options	171	236
Excess tax benefits from stock-based compensation	13	26
Repurchase of common stock	(1,500)	(1,539)

Net cash used in financing activities	(1,723)	(1,407)

Net decrease in cash and cash equivalents	(107)	(222)
Cash and cash equivalents at beginning of period	1,086	1,352

Cash and cash equivalents at end of period	$979	$1,130

Reconciliation of net income to net cash provided by operating activities:
Net income	$2,399	$2,646
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,096	1,037
Stock-based compensation	112	113
Deferred income taxes and other non-cash items	43	69
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	346	(321)
Inventories	(242)	(832)
Other current assets	(41)	(12)
Other assets	11	(7)
Accounts payable and claims and discounts payable	(112)	240
Accrued expenses	(567)	(794)
Other long-term liabilities	(41)	91

Net cash provided by operating activities	$3,004	$2,230

Adjusted Earnings Per Share

(Unaudited)

For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as income before income tax provision plus amortization, less adjusted income tax provision, plus net loss attributable to noncontrolling interest divided by the weighted average diluted common shares outstanding.

The following is a reconciliation of income before income tax provision to adjusted earnings per share from continuing operations attributable to CVS Caremark:

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except per share amounts	2010	2009	2010	2009

Income before income tax provision	$1,347	$1,443	$3,995	$4,150
Amortization	108	108	319	323

Adjusted income before income tax provision	1,455	1,551	4,314	4,473
Adjusted income tax provision(1)	570	451	1,708	1,611

Adjusted income from continuing operations	885	1,100	2,606	2,862
Net loss attributable to noncontrolling interest	1	—	2	—

Adjusted income from continuing operations attributable to CVS Caremark	$886	$1,100	$2,608	$2,862

Weighted average diluted common shares outstanding	1,368	1,445	1,378	1,462
Adjusted earnings per share from continuing operations attributable to CVS Caremark(2)	$0.65	$0.76	$1.89	$1.96

(1)	The adjusted income tax provision is computed using the same effective income tax rate from the condensed consolidated statement of income.
(2)	Excluding the impact of approximately $156 million of previously unrecognized tax benefits that were recognized in the three months ended September 30, 2009, adjusted earnings per share from continuing operations attributable to CVS Caremark would have been $0.65 and $1.85 for the three and nine months ended September 30, 2009, respectively.

Adjusted Earnings Per Share Guidance

(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information that is subject to risks and uncertainties that could cause actual results to differ materially. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2009. For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

In millions, except per share amounts	Fiscal Year Ending December 31, 2010

Income before income tax provision	$5,620	$5,675
Amortization	432	430

Adjusted income before income tax provision	6,052	6,105
Adjusted income tax provision	2,376	2,402

Adjusted income from continuing operations	3,676	3,703
Net loss attributable to noncontrolling interest	4	4

Adjusted income from continuing operations attributable to CVS Caremark	$3,680	$3,707

Weighted average diluted common shares outstanding	1,375	1,375
Adjusted earnings per share from continuing operations attributable to CVS Caremark	$2.68	$2.70

Free Cash Flow

(Unaudited)

The Company defines free cash flow as net cash provided by operating activities less net additions to property and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Nine months Ended September 30,
In millions	2010	2009

Net cash provided by operating activities	$3,004	$2,230
Subtract: Additions to property and equipment	(1,379)	(1,752)
Add: Proceeds from sale-leaseback transactions	124	748

Free cash flow	$1,749	$1,226

Supplemental Information

(Unaudited)

The Company evaluates its Pharmacy Services and Retail Pharmacy segment performance based on net revenue, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying condensed consolidated financial statements:

In millions	Pharmacy Services Segment(1)	Retail Pharmacy Segment	Corporate Segment	Intersegment Eliminations(2)	Consolidated Totals
Three Months Ended
September 30, 2010:
Net revenues	$11,926	$14,159	$—	$(2,210)	$23,875
Gross profit	882	4,181	—	(39)	5,024
Operating profit (loss)	652	1,039	(168)	(39)	1,484
September 30, 2009:
Net revenues	$13,030	$13,606	$—	$(1,994)	$24,642
Gross profit	1,031	3,995	—	(14)	5,012
Operating profit (loss)	799	910	(129)	(14)	1,566
Nine Months Ended
September 30, 2010:
Net revenues	$35,603	$42,448	$—	$(6,410)	$71,641
Gross profit	2,485	12,397	—	(92)	14,790
Operating profit (loss)	1,781	3,164	(459)	(92)	4,394
September 30, 2009:
Net revenues	$37,573	$40,900	$—	$(5,566)	$72,907
Gross profit	2,760	12,082	—	(30)	14,812
Operating profit (loss)	2,033	2,938	(398)	(30)	4,543

(1)	Net revenues of the Pharmacy Services segment include approximately $1.6 billion and $1.7 billion of retail co-payments for the three months ended September 30, 2010 and 2009, respectively, and $5.0 billion and $5.2 billion of retail co-payments for the nine months ended September 30, 2010 and 2009, respectively.
(2)	Intersegment eliminations relate to two types of transactions: (i) Intersegment revenues that occur when Pharmacy Services segment customers use Retail Pharmacy segment stores to purchase covered products. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue on a standalone basis, and (ii) Intersegment revenues, gross profit and operating profit that occur when Pharmacy Services segment customers, through the Company’s intersegment activities (such as the Maintenance Choice™ program), elect to pick-up their maintenance prescriptions at Retail Pharmacy segment stores instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue, gross profit and operating profit on a standalone basis. As a result, both the Pharmacy Services and the Retail Pharmacy segments include the following results associated with this activity: net revenues of $489 million and $196 million for the three months ended September 30, 2010 and 2009, respectively, and $1.3 billion and $450 million for the nine months ended September 30, 2010 and 2009, respectively; gross profit of $39 million and $14 million for the three months ended September 30, 2010 and 2009, respectively, and $92 million and $30 million for the nine months ended September 30, 2010 and 2009, respectively; and operating profit of $39 million and $14 million for the three months ended September 30, 2010 and 2009, respectively, and $92 million and $30 million for the nine months ended September 30, 2010 and 2009, respectively.

Supplemental Information

(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services segment’s performance for the respective periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2010	2009	2010	2009

Net revenues	$11,926	$13,030	$35,603	$37,573
Gross profit	882	1,031	2,485	2,760
Gross profit % of net revenues	7.4%	7.9%	7.0%	7.3%
Operating expenses	230	232	704	727
Operating expense % of net revenues	1.9%	1.8%	2.0%	1.9%
Operating profit	652	799	1,781	2,033
Operating profit % of net revenues	5.5%	6.1%	5.0%	5.4%

Net revenues(1):
Mail choice(2)	$4,197	$4,156	$12,386	$12,438
Pharmacy network(3)	7,615	8,782	22,915	24,871
Other	114	92	302	264
Pharmacy claims processed(1):
Total	144.4	162.9	436.1	490.4
Mail choice(2)	16.2	16.4	47.7	49.3
Pharmacy network(3)	128.2	146.5	388.4	441.1
Generic dispensing rate(1):
Total	72.0%	68.3%	71.1%	67.9%
Mail choice(2)	62.4%	56.6%	60.8%	56.1%
Pharmacy network(3)	73.1%	69.5%	72.3%	69.1%
Mail choice penetration rate	26.3%	23.8%	25.7%	23.8%

(1)	Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category.
(2)	Mail choice is defined as claims filled at a Pharmacy Services’ mail facility, which includes specialty mail claims, as well as 90-day claims filled at retail under the Maintenance Choice program.
(3)	Pharmacy network is defined as claims filled at retail pharmacies, including our retail drugstores.

EBITDA and EBITDA per Adjusted Claim

(Unaudited)

The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. We define EBITDA per adjusted claim as EBITDA divided by adjusted pharmacy claims. Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims. EBITDA can be reconciled to operating profit, which we believe to be the most directly comparable GAAP financial measure.

The following is a reconciliation of operating profit to EBITDA for the Pharmacy Services segment:

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except per adjusted claim amounts	2010	2009	2010	2009

Operating profit	$652	$799	$1,781	$2,033
Depreciation and amortization	98	91	292	277

EBITDA	750	890	2,073	2,310
Adjusted claims	173.9	192.4	522.7	579.3

EBITDA per adjusted claim	$4.31	$4.63	$3.97	$3.99

Supplemental Information

(Unaudited)

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy segment’s performance for the respective periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2010	2009	2010	2009

Net revenues	$14,159	$13,606	$42,448	$40,900
Gross profit	4,181	3,995	12,397	12,082
Gross profit % of net revenues	29.5%	29.4%	29.2%	29.5%
Operating expenses	3,142	3,085	9,233	9,144
Operating expense % of net revenues	22.2%	22.7%	21.8%	22.4%
Operating profit	1,039	910	3,164	2,938
Operating profit % of net revenues	7.3%	6.7%	7.5%	7.2%

Net revenue increase(1):
Total	4.1%	17.9%	3.8%	16.3%
Pharmacy	4.3%	18.0%	4.4%	15.8%
Front store	3.6%	17.6%	2.5%	17.4%
Same store sales increase(2):
Total	2.5%	5.7%	2.3%	5.0%
Pharmacy	3.0%	8.0%	3.2%	6.7%
Front store	1.4%	0.8%	0.4%	1.5%
Generic dispensing rate	73.5%	70.1%	72.8%	69.6%
Pharmacy % of total revenues	68.7%	68.4%	68.4%	67.8%
Third party % of pharmacy revenue	97.3%	97.1%	97.3%	96.9%
Retail prescriptions filled	157.7	151.8	472.5	457.5

(1)	The net revenue increase for the three and nine months ended September 30, 2009 include the results associated with stores acquired in the acquisition of Longs Drug Stores Corporation in October 2008.
(2)	Beginning in November 2009, same store sales increase includes the stores acquired in the acquisition of Longs Drug Stores Corporation in October 2008.